Exhibit 99.1

For Immediate Release
April 14, 2020

PNM Resources to Host Virtual 2020 Annual Meeting of Shareholders

(ALBUQUERQUE, N.M.) – PNM Resources (NYSE: PNM) (the “Company”) today announced that the Company's Annual Meeting of Shareholders (the “Annual Meeting”) will be held in a virtual meeting format only, on the previously announced date and time of Tuesday, May 12, 2020 at 9:00 a.m. Mountain Daylight Time.

In response to the public health impact of the ongoing coronavirus (COVID-19) pandemic, and in accordance with the Order 2020 - 024 issued by the Governor of the State of New Mexico (the “Order”) and to limit public gatherings and support the health and well-being of the Company’s shareholders, the Annual Meeting will now be held solely by remote communication in a virtual meeting format only, and will not be held at a physical location. Specifically, the Order permits New Mexico corporations the ability to conduct annual meetings of shareholders solely by means of a remote communication. Shareholders may not attend the Annual Meeting in person.

As described in the proxy materials for the Annual Meeting previously distributed, only shareholders of record at the close of business on March 23, 2020 are entitled to participate in the Annual Meeting. Shareholders will be admitted to the virtual Annual Meeting at https://www.virtualshareholdermeeting.com/PNM2020 by entering the 16-digit control number found on their proxy card, voting instruction form or notice. Shareholders will have the opportunity to vote their shares during the Annual Meeting by following the instructions available on the meeting website during the meeting. Shareholders will also be provided an opportunity to ask questions of the Board of Directors and management at the Annual Meeting. Shareholders encountering any difficulties accessing the virtual meeting during the check-in or meeting time should call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

The Company encourages eligible shareholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the Proxy Statement previously distributed. The proxy card included with the proxy materials previously distributed may continue to be used to vote shares in connection with the Annual Meeting.

The Company has also filed additional proxy materials with the Securities and Exchange Commission for a Notice to Change the Location of the meeting.

Background: PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2019 consolidated operating revenues of $1.5 billion. Through its regulated utilities, PNM and TNMP, PNM Resources has approximately 2,761 megawatts of generation capacity and provides electricity to more than 789,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:
Analysts      Media
Lisa Goodman      Ray Sandoval
(505) 241-2160     (505) 241-2782